Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-227001

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket
Final Term Sheet to Pricing Supplement No. WFC149 dated April 9, 2020

Final Terms
Issuer	Royal Bank of Canada
Term	Approximately 3 years
Basket	A basket consisting of the SPDR® Dow Jones® Industrial AverageSM ETF Trust (50.00%); the SPDR® S&P MidCap 400® ETF Trust (30.00%); and the iShares® Russell 2000 ETF (20.00%)
Pricing Date	April 9, 2020
Original Issue Date	April 15, 2020
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	April 17, 2023
Initial Basket Value	100
Final Basket Value	100 x (1+ the sum of the component return of each basket component multiplied by its weighting)
Maximum Maturity Payment Amount	$1,320 per security
Buffer Value	90 (90% of the Initial Basket Value)
Participation Rate	150%
Valuation Date	April 10, 2023
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission	3.35%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), will receive a selling concession of 2.00% and WFA will receive a distribution expense fee of 0.075%
CUSIP	78015KJV7
Investment description
•	Linked to an international basket of exchange traded funds
•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Basket from its Initial Basket Value to its Final Basket Value.

The payment at maturity will reflect the following terms:
o If the value of the Basket increases:
You will receive the initial public offering price plus 150% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 32.00% of the initial public offering price
o If the value of the Basket does not change or decreases but the decrease is not more than 10%:
You will be repaid the initial public offering price
o If the value of the Basket decreases by more than 10%:
You will receive less than the initial public offering price and will have 1-to-1 downside exposure to the decrease in the value of the Basket below the Buffer Value
•	Investors may lose up to 90% of the initial public offering price
•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue any basket component or any securities held by a basket component for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the pricing date was $938.31 per $1,000 in principal amount, which is less than the public offering price.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying pricing supplement for further information.
The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement and prospectus supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on the maximum maturity payment amount of $1,320.00 per $1,000 security, a participation rate of 150% and a Buffer Value equal to 90% of the Initial Basket Value.
This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Basket Value and whether you hold your securities to maturity.

Hypothetical returns
Hypothetical Final Basket Value		Hypothetical Percentage Change from the Initial Basket Value to the Hypothetical Final Basket Value	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre-Tax Total Rate of Return on the Securities

0.00		-100.00%	$100.00	-90.00%
10.00		-90.00%	$200.00	-80.00%
25.00		-75.00%	$350.00	-65.00%
50.00		-50.00%	$600.00	-40.00%
55.00		-45.00%	$650.00	-35.00%
60.00		-40.00%	$700.00	-30.00%
65.00		-35.00%	$750.00	-25.00%
70.00		-30.00%	$800.00	-20.00%
75.00		-25.00%	$850.00	-15.00%
80.00		-20.00%	$900.00	-10.00%
90.00	(2)	-10.00%	$1,000.00	0.00%
95.00		-5.00%	$1,000.00	0.00%
100.00	(3)	0.00%	$1,000.00	0.00%
105.00		5.00%	$1,075.00	7.50%
110.00		10.00%	$1,150.00	15.00%
120.00		20.00%	$1,300.00	30.00%
121.34		21.34%	$1,320.00	32.00%
122.00		22.00%	$1,320.00	32.00%
130.00		30.00%	$1,320.00	32.00%
140.00		40.00%	$1,320.00	32.00%
150.00		50.00%	$1,320.00	32.00%

(1)	Based on the maximum maturity payment amount of $1,320.00.
(2)	This is the Buffer Value.
(3)	This is the Initial Basket Value.

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:

•	If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:
(i)
(ii)	the maximum maturity payment amount
•
If the Final Basket Value is equal to or less than the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:
In such a case, you will lose up to 90% of your principal.
Hypothetical Historical Basket Values*
*The graph above sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2015 to April 9, 2020, assuming that the Basket was constructed on January 1, 2015 with a starting value of 100 and that each of the basket components had the applicable weighting as of that day. The hypothetical historical performance of the Basket is not an indication of its future performance during the term of the securities.
Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement.  Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 90% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited and will not reflect the return of owning the shares of the basket components or the common stocks held by the basket components
•	Owning the securities is not the same as owning the shares of the basket components or the common stocks held by the basket components
•	There may not be an active trading market for the securities

•	Changes in the prices of the basket components may offset each other
•	The amount to be paid at maturity is not linked to the prices of the basket components at any time other than the valuation date
•	Many factors affect the market value of the securities
•	An investment in securities linked to IWM is subject to risks associated with an investment in stocks with a small market capitalization
•	The correlation between the performance of a basket component and the performance of its Underlying Index may be imperfect
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The policies of the investment advisers of the basket components and changes that affect the Underlying Indices could affect the amount payable on the securities and their market value
•	We have no affiliation with the Index Sponsors and will not be responsible for any actions taken by the Index Sponsors
•	Historical prices of the basket components should not be taken as an indication of their future prices during the term of the securities
•	Hedging transactions may affect the return on the securities
•	Our initial estimated value of the securities is less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities were set
•	Potential conflicts of interest could arise
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Basket Value and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent
•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-877-688-2301.

Consult your tax advisor
Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® Dow Jones® Industrial AverageSM ETF Trust (the “DJA Trust”), the SPDR® S&P MidCap 400® ETF Trust (the “MDY Trust”) or S&P Financial. Neither the DJA Trust, MDY Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the DJA Trust, MDY Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with our use of information about the DJA Trust or MDY Trust.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock, Inc. (BlackRock) or its subsidiaries. The securities are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about its Underlying Index or any of the iShares Funds.